Exhibit 99.1

e.l.f. Beauty Announces First Quarter Fiscal 2024 Results
– Delivered 76% Net Sales Growth –

– Gained 260 Basis Points of Market Share –

– Raises Fiscal 2024 Outlook –
OAKLAND, California; August 1, 2023 — e.l.f. Beauty (NYSE: ELF) today announced results for the three months ended June 30, 2023.
“We are off to a terrific start in our new fiscal year with net sales growth of 76% and market share gains of 260 basis points in Q1. This marks our 18th consecutive quarter of delivering both net sales growth and market share gains. We are one of only five publicly traded consumer companies out of 274 that has grown for 18 straight quarters and averaged at least 20% sales growth per quarter over that period,” said Tarang Amin, e.l.f. Beauty's Chairman and Chief Executive Officer. “As we look ahead, we believe we are in the early innings of unlocking the full potential we see for e.l.f. Beauty and are raising our fiscal 2024 outlook to reflect our continued momentum.”

Three Months Ended June 30, 2023 Results
For the three months ended June 30, 2023, compared to the three months ended June 30, 2022:
•Net sales increased 76% to $216.3 million, primarily driven by strength in both our retailer and e-commerce channels.
•Gross margin increased approximately 280 basis points to 71%, primarily driven by favorable FX impacts, margin accretive mix and cost savings, lower inventory adjustments and improved transportation costs, partially offset by the costs associated with retailer activity and space expansion.
•Selling, general and administrative expenses ("SG&A") increased $30.4 million to $91.9 million, or 42% of net sales. Adjusted SG&A (SG&A excluding the items identified in the reconciliation table below) increased $29.4 million to $84.4 million, or 39% of net sales. The increase in SG&A dollars was primarily due to an increase in marketing and digital spend, operations costs, compensation and benefits, retail fixturing and visual merchandising costs.
•Net income was $53.0 million on a GAAP basis. Adjusted net income (net income excluding the items identified in the reconciliation table below) was $62.9 million.
•Diluted earnings per share were $0.93 on a GAAP basis. Adjusted diluted earnings per share (diluted earnings per share calculated with adjusted net income excluding the items identified in the reconciliation table below) were $1.10.
•Adjusted EBITDA (EBITDA excluding the items identified in the reconciliation table below) was $74.3 million, or 34% of net sales, up 135% year over year.
Balance Sheet
As of June 30, 2023, the Company had $142.5 million in cash and cash equivalents and $59.6 million in long-term debt and finance lease obligations, as compared to $72.2 million in cash and cash equivalents and $89.7 million of long-term debt and finance lease obligations as of June 30, 2022.

Updated Fiscal 2024 Outlook
The Company is providing the following updated outlook for fiscal 2024. The updated outlook for fiscal 2024 reflects an expected 37-39% year-over-year increase in net sales, as compared to an expected 22-24% increase previously.

	Updated Fiscal 2024 Outlook	Previous Fiscal 2024 Outlook
Net sales	$792-802 million	$705-720 million
Adjusted EBITDA	$171-174 million	$114.5-147.5 million
Adjusted effective tax rate	17-18%	21-22%
Adjusted net income	$125-127 million	$98.5-100.5 million
Adjusted diluted earnings per share	$2.19-2.22	$1.73-1.76
Fiscal year ending diluted shares outstanding	57 million	57 million
Webcast Details
The Company will hold a webcast to discuss the results from its first quarter fiscal 2024 today, August 1, 2023, at 4:30 p.m. Eastern Time. The webcast will be broadcast live at https://investor.elfbeauty.com/news-and-events/events. For those unable to listen to the live broadcast, an archived version will be available at the same location.

About e.l.f. Beauty

e.l.f. Beauty, Inc. builds brands designed to disrupt industry norms, shape culture and connect communities through positivity, inclusivity and accessibility. Our deep commitment to clean, cruelty-free beauty at an incredible value has fueled the success of our flagship brand e.l.f. Cosmetics since 2004 and driven our portfolio expansion. Today, our multi-brand portfolio includes e.l.f. Cosmetics, e.l.f. SKIN, pioneering clean-beauty brand Well People and Keys Soulcare, a groundbreaking lifestyle beauty brand created with Alicia Keys. Our family of brands is available online and across leading beauty, mass market and specialty retailers in the U.S., and has a growing international presence.

Learn more by visiting https://investor.elfbeauty.com.

Note Regarding non-GAAP Financial Measures

This press release includes references to non-GAAP measures, including adjusted EBITDA, adjusted net income and adjusted diluted earnings per share. The Company presents these non-GAAP measures because its management uses them as supplemental measures in assessing its operating performance, and believes they are helpful to investors, securities analysts and other interested parties in evaluating the Company’s performance. The non-GAAP measures included in this press release are not measurements of financial performance under GAAP and they should not be considered as alternatives to measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. The Company’s definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.

Adjusted EBITDA excludes expense or income related to stock-based compensation, impairment of equity investment and other non-cash and non-recurring items. Such other non-cash or non-recurring items include amortization of internal-use software costs related to cloud applications and cloud computing ERP implementation costs.
Adjusted SG&A excludes expense related to stock-based compensation and other non-recurring items. Such other non-recurring items includes other non-recurring cloud computing ERP implementation costs.
Adjusted effective tax rate is the tax rate when excluding the pre-tax impact of expense or income related to restructuring of operations, stock-based compensation, other non-cash and non-recurring items, amortization of acquired intangible assets, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred.
Adjusted net income excludes expense or income related to stock-based compensation, other non-recurring items, impairment of equity investment, amortization of acquired intangible assets and the tax impact of the foregoing adjustments. Such other non-recurring items, which include other non-recurring cloud computing ERP implementation costs.

With respect to the Company’s expectations under “Updated Fiscal 2024 Outlook” above, the Company is not able to provide a quantitative reconciliation of the adjusted EBITDA, adjusted net income and adjusted diluted earnings per share guidance non-GAAP measures to the corresponding net income and diluted earnings per share GAAP measures without unreasonable efforts. The Company cannot provide meaningful estimates of the non-recurring charges and credits excluded from these non-GAAP measures due to the forward-looking nature of these estimates and their inherent variability and uncertainty. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Company's outlook for fiscal 2024 under “Updated Fiscal 2024 Outlook” above and those statements that we believe we are in the early innings of unlocking the full potential we see for e.l.f. Beauty. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings, as well as the Company’s ability to effectively compete with other beauty companies; the Company’s ability to successfully introduce new products; the Company’s ability to attract new retail customers and/or expand business with its existing retail customers; the Company’s ability to optimize shelf space at its key retail customers; the loss of any of the Company’s key retail customers or if the general business performance of its key retail customers declines; and the Company’s ability to effectively manage its SG&A and other expenses. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Investors:	Media:
KC Katten	Melinda Fried
VP, Corporate Development & Investor Relations, e.l.f. Beauty KKatten@elfbeauty.com	Head of Corporate Communications, e.l.f. Beauty mfried@elfbeauty.com

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of operations and comprehensive income
(unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,
	2023	2022
Net sales	$216,339	$122,601
Cost of sales	63,767	39,616
Gross profit	152,572	82,985
Selling, general and administrative expenses	91,939	61,555
Operating income	60,633	21,430
Other income (expense), net	399	(1,663)
Impairment of equity investment	(1,720)	—
Interest income (expense), net	341	(663)
Income before provision for income taxes	59,653	19,104
Income tax provision	(6,676)	(4,635)
Net income	$52,977	$14,469
Comprehensive income	$52,977	$14,469

Net income per share:
Basic	$0.98	$0.28
Diluted	$0.93	$0.27
Weighted average shares outstanding:
Basic	53,938,136	51,707,160
Diluted	57,175,870	53,834,732

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated balance sheets
(unaudited)
(in thousands, except share and per share data)

	June 30, 2023	March 31, 2023	June 30, 2022
Assets
Current assets:
Cash and cash equivalents	$142,549	$120,778	$72,248
Accounts receivable, net	90,531	67,928	52,281
Inventory, net	98,053	81,323	70,339
Prepaid expenses and other current assets	39,276	33,296	21,772
Total current assets	370,409	303,325	216,640
Property and equipment, net	7,581	7,874	9,339
Intangible assets, net	76,013	78,041	84,132
Goodwill	171,620	171,620	171,620
Investments	1,155	2,875	2,875
Other assets	31,103	31,866	29,251
Total assets	$657,881	$595,601	$513,857

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$5,431	$5,575	$5,793
Accounts payable	53,237	31,427	16,023
Accrued expenses and other current liabilities	51,037	70,974	39,916
Total current liabilities	109,705	107,976	61,732
Long-term debt and finance lease obligations	59,612	60,881	89,684
Deferred tax liabilities	5,855	3,742	13,538
Long-term operating lease obligations	10,137	11,201	14,637
Other long-term liabilities	870	784	817
Total liabilities	186,179	184,584	180,408

Stockholders' equity:
Common stock, par value of $0.01 per share; 250,000,000 shares authorized as of June 30, 2023, March 31, 2023 and June 30, 2022; 54,417,579, 53,770,482 and 52,424,445 shares issued and outstanding as of June 30, 2023, March 31, 2023 and June 30, 2022, respectively	543	535	517
Additional paid-in capital	840,181	832,481	801,992
Accumulated deficit	(369,022)	(421,999)	(469,060)
Total stockholders' equity	471,702	411,017	333,449
Total liabilities and stockholders' equity	$657,881	$595,601	$513,857

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of cash flows
(unaudited)
(in thousands)

	Three months ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$52,977	$14,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,637	5,724
Stock-based compensation expense	7,200	6,542
Amortization of debt issuance costs and discount on debt	75	91
Deferred income taxes	2,113	3,945
Impairment of equity investment	1,720	—
Other, net	71	21
Changes in operating assets and liabilities:
Accounts receivable	(22,615)	(6,727)
Inventory	(16,729)	14,158
Prepaid expenses and other assets	(8,094)	(3,258)
Accounts payable and accrued expenses	2,014	(3,442)
Other liabilities	(1,015)	(945)
Net cash provided by operating activities	23,354	30,578

Cash flows from investing activities:
Purchase of property and equipment	(616)	(241)
Net cash used in investing activities	(616)	(241)

Cash flows from financing activities:
Repayment of long-term debt	(1,250)	(1,250)
Cash received from issuance of common stock	485	2
Other, net	(202)	(194)
Net cash used in financing activities	(967)	(1,442)

Net increase in cash and cash equivalents	21,771	28,895
Cash and cash equivalents - beginning of period	120,778	43,353
Cash and cash equivalents - end of period	$142,549	$72,248

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted EBITDA
(unaudited)
(in thousands)

	Three months ended June 30,
	2023	2022
Net income	$52,977	$14,469
Interest income (expense), net	(341)	663
Income tax provision	6,676	4,635
Depreciation and amortization	4,587	4,693
EBITDA	$63,899	$24,460
Stock-based compensation	7,200	6,542
Impairment of equity investment (a)	1,720	—
Other non-cash and non-recurring items (b)	1,481	679
Adjusted EBITDA	$74,300	$31,681

(a) Represents an impairment of equity investment recorded during the three months ended June 30, 2023.
(b) Represents other non-cash or non-recurring items, which include amortization of internal-use software costs related to cloud applications and cloud computing ERP implementation costs.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP SG&A to non-GAAP adjusted SG&A
(unaudited)
(in thousands)

	Three months ended June 30,
	2023	2022
Selling, general and administrative expenses	$91,939	$61,555
Stock-based compensation	(7,223)	(6,549)
Other non-recurring items (a)	(352)	—
Adjusted selling, general and administrative expenses	$84,364	$55,006

(a) Represents other non-recurring cloud computing ERP implementation costs.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted net income
(unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,
	2023	2022
Net income	$52,977	$14,469
Stock-based compensation	7,200	6,542
Other non-recurring items (a)	352	—
Impairment of equity investment (b)	1,720	—
Amortization of acquired intangible assets (c)	2,028	2,031
Tax Impact (d)	(1,396)	(1,917)
Adjusted net income	$62,881	$21,125

Weighted average number of shares outstanding – diluted	57,175,870	53,834,732
Adjusted diluted earnings per share	$1.10	$0.39

(a) Represents other non-recurring cloud computing ERP implementation costs.
(b) Represents an impairment of equity investment recorded during the three months ended June 30, 2023.
(c) Represents amortization expense of acquired intangible assets consisting of customer relationships and trademarks.
(d) Represents the tax impact of the above adjustments.